As filed with the Securities and Exchange Commission on July 3, 2008.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACUITY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-2632672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1170 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30309

(Address, including zip code, of registrant’s principal executive offices)

Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated)

(Full title of the plan)

RICHARD K. REECE

Executive Vice President and Chief Financial Officer

Acuity Brands, Inc.

1170 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30309

(404) 853-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

KEITH M. TOWNSEND

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,500,000 shares (2)	$43.03	$107,575,000.00	$4,228.00
Preferred Stock Purchase Rights	(3)	N/A	N/A	N/A

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h)(1) on the basis of the high and low sales prices of Common Stock of Acuity Brands, Inc. (the “Company”) on the New York Stock Exchange on July 2, 2008.
(2)	Pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plans as the result of any future stock splits, stock dividends or similar transactions.
(3)	This Registration Statement also covers the associated Preferred Stock Purchase Rights (the “Rights”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of September 25, 2007, between Acuity Brands, Inc. and The Bank of New York. Until the occurrence of certain events, the Rights will not be exercisable for or evidenced separately from shares of common stock, par value $0.01 per share, of Acuity Brands, Inc.

EXPLANATORY NOTE

Acuity Brands, Inc. engaged in an internal restructuring, including a holding company reorganization, during the first quarter of fiscal 2008 pursuant to which, among other things, a newly formed holding company with the name Acuity Brands, Inc. (“New ABI”) filed post effective amendments to registration statements on Form S-8 on September 27, 2007 (the “Post Effective Amendments”), expressly adopting registration statement Nos. 333-74246 and 333-126521 of its predecessor in the reorganization (also named Acuity Brands, Inc.) (“Old ABI” and together with New ABI, the “Company”). Old ABI had originally filed registration statements on Form S-8 on November 30, 2001 (File No. 333-74246) and July 11, 2005 (File No. 333-126521) (together with the Post Effective Amendments, the “Prior Registration Statements”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 8,100,000 shares (out of a total filing of 9,900,000) of the Company’s common stock, par value $0.01 per share (“Common Stock”) and 3,000,000 shares (out of a total filing of 8,980,619) of Common Stock, respectively, issuable under the Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated) (the “Long-Term Incentive Plan”). The Company is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 2,500,000 shares of Common Stock to be issued to employees of the Company and certain subsidiaries and to directors of the Company pursuant to the Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to eligible participants in the Long-Term Incentive Plan, as specified by Rule 428(b) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The contents of the Prior Registration Statements are incorporated by reference into this Registration Statement. In addition, the following documents filed with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended August 31, 2007;

(b)	The Company’s Quarterly Reports on Form 10-Q for the three months ended November 30, 2007, February 29, 2008 and May 31, 2008;

(c)	The Company’s Current Reports on Form 8-K filed on September 26, 2007, October 2, 2007, October 4, 2007, October 9, 2007, October 18, 2007, October 23, 2007, November 6, 2007, November 20, 2007, January 4, 2008, January 16, 2008, January 16, 2008, March 28, 2008, April 16, 2008, April 21, 2008 and July 2, 2008 (except Item 2.02 and the related Exhibit 99.1 included in Item 9.01); and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10/A (File No. 001-16583) dated November 9, 2001, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 8.	Exhibits

Exhibit	Description
5.1	Opinion of King & Spalding LLP

10.1	Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated) (filed as Exhibit A to the Company’s Proxy Statement, filed with the Commission on November 16, 2007 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 3rd day of July, 2008.

ACUITY BRANDS, INC.

By:	/s/ Richard K. Reece
Richard K. Reece
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Richard K. Reece and Vernon J. Nagel, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such persons and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated on the 3rd day of July, 2008.

Signature	Title

/s/ Vernon J. Nagel	Chief Executive Officer and
Vernon J. Nagel	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Richard K. Reece	Executive Vice President and Chief Financial Officer
Richard K. Reece	(Principal Financial Officer)

Signature	Title

/s/ Peter C. Browning	Director
Peter C. Browning

/s/ John L. Clendenin	Director
John L. Clendenin

/s/ George C. Guynn	Director
George C. Guynn

/s/ Robert F. McCullough	Director
Robert F. McCullough

/s/ Julia B. North	Director
Julia B. North

/s/ Ray M. Robinson	Director
Ray M. Robinson

/s/ Neil Williams	Director
Neil Williams

EXHIBIT INDEX

Exhibit	Description
4.1	Stockholder Protection Rights Agreement between Acuity Brands, Inc. (formerly Acuity Brands Holdings, Inc.) and The Bank of New York, dated as of September 25, 2007 (filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K as filed with the Commission on September 26, 2007 and incorporated herein by reference)

5.1	Opinion of King & Spalding LLP

10.1	Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated) (filed as Exhibit A to the Company’s Proxy Statement, filed with the Commission on November 16, 2007 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)